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                                                                      Exhibit 11
                   Ohio Casualty Corporation and Subsidiaries
                Computation of Earnings Per Share on Primary and
                     Fully Diluted Basis for the years ended
                        December 31, 1996, 1995 and 1994


                                                    1996      1995      1994
                                                    ----      ----      ----
Net income applicable to common stock
    (in thousands)                                $102,457   $99,735   $96,891
                                                  ========   =======   =======

Average common shares outstanding
    (shares in thousands)                           35,247    35,750    36,033

Average number of common shares issuable upon
    exercise of stock options, less common
    shares assumed to have been repurchased
    with the proceeds from the assumed exercise
    of outstanding stock options. Number of
    shares repurchased is based on the average
    market price during year.                            3        17         0
                                                  --------   -------   -------

                                                    35,250    35,767    36,033
                                                  ========   =======   =======


Net income per average share on a primary basis   $   2.91   $  2.79   $  2.69
                                                  ========   =======   =======


Average common shares outstanding
    (shares in thousands)                           35,247    35,750    36,033

Average number of common shares issuable upon
    exercise of stock options, less common
    shares assumed to have been repurchased
    with the proceeds from the assumed exercise
    of outstanding stock options. Number of
    shares repurchased is based on higher of
    average market price during the year, or
    market price at end of year.                         8        17         5
                                                  --------   -------   -------

                                                    35,255    35,767    36,038
                                                  ========   =======   =======


Net income per average share on a fully
    diluted basis                                 $   2.91   $  2.79   $  2.69
                                                  ========   =======   =======




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